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                                                                     EXHIBIT 5.1


January 30, 1998


Fluor Daniel GTI, Inc.
100 River Ridge Drive
Norwood, Massachusetts  02062

Re:  Fluor Daniel GTI, Inc. 1997 Stock Plan

Ladies and Gentlemen:

As Secretary of, and special counsel to, Fluor Daniel GTI, Inc. (the "Corporation"), I am familiar with the activities of the Corporation and its corporate records. I have reviewed the authorization of the Fluor Daniel GTI, Inc. 1997 Stock Plan (the "Plan") and have participated in the preparation of the registration statement on Form S-8 ("Registration Statement") being filed by the Corporation under the Securities Act of 1933, as amended, for the purpose of registering 290,000 shares of common stock of the Corporation issuable pursuant to the Plan.

On the basis of my knowledge of the Corporation's activities and its corporate records, I am of the opinion that the 290,000 shares of common stock of the Corporation, par value $.001 per share, issuable pursuant to the Plan will be legally issued, fully paid and nonassessable shares of the Corporation when issued and paid for in accordance with the Plan.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Raymond M. Bukaty